Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements, on Form S-1, as amended (No. 333-222375), on Form S-1MEF (No. 333-222682), on Form S-8 (Nos. 333-189300, 333-219968, 333-235672 and 333-179219), and on Form S-3 (Nos. 333-215261, 333-218839 and 333-239441) of eMagin Corporation of our report dated March 18, 2021, relating to the consolidated financial statements of eMagin Corporation, appearing in this Annual Report on Form 10-K of eMagin Corporation for the year ended December 31, 2020.

/s/ RSM US LLP

Stamford, Connecticut

March 18, 2021